Exhibit 99.1

GSV Announces Closing of Follow-on Offering

Woodside, CA – May 16, 2012 – GSV Capital Corp. (Nasdaq CM: GSVC) (the “Company”) today announced that it has closed its previously announced follow-on offering of shares of its common stock. In connection with today’s closing, the Company issued 6,900,000 shares of its common stock (including 900,000 shares of common stock that were issued upon full exercise of the underwriters’ over-allotment option), resulting in gross proceeds of $112.1 million.

The Company intends to use the net proceeds of this public offering to invest in portfolio companies in accordance with its investment objective and strategies, and for working capital and general corporate purposes.

Citigroup Global Markets Inc. acted as sole book-running manager for the offering. Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE AMEX: LTS), Lazard Capital Markets LLC, National Securities Corporation, Aegis Capital Corp., Maxim Group LLC and CICC HK Securities acted as co-managers.

About GSV Capital Corp.

GSV Capital Corp. (Nasdaq CM: GSVC) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. Led by industry veteran Michael Moe, the fund’s objective is to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. GSV Capital is headquartered in Woodside, CA.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  GSV Capital Corp. undertakes no duty to update any forward-looking statements made herein.

GSV Contacts:

Investors:

Alex Wellins

(415) 217-5861

alex@blueshirtgroup.com

Media:

Kim Hughes

(415) 516-6187

kim@blueshirtgroup.com